UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Datascope Corp.

(Name of Registrant as Specified In Its Charter)

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On December 12, 2007, Datascope Corp. issued the following press release.
FOR IMMEDIATE RELEASE
GLASS LEWIS RECOMMENDS DATASCOPE SHAREHOLDERS VOTE FOR RE-ELECTION
OF THE BOARD’S DIRECTORS
Company Mails Letter to Shareholders
MONTVALE, NJ, December 12, 2007 — Datascope Corp. (NASDAQ: DSCP) today announced that Glass Lewis & Co., one of the nation’s leading independent proxy advisory firms, recommends that Datascope shareholders re-elect the Board’s nominees — James J. Loughlin and William L. Asmundson — at the Company’s Annual Meeting of Shareholders on Thursday, December 20, 2007. To follow Glass Lewis’ recommendation, Datascope shareholders should vote FOR the re-election of the Company’s nominees on the BLUE proxy card today.
In its December 10, 2007 report, Glass Lewis stated*:
•	“...we do not believe that shareholders would be best served by replacing directors [William] Asmundson and [James] Loughlin with the Ramius Group’s nominees.”

•	“...we do not believe that replacing directors Asmundson and Loughlin with Dr. Dantzker and Mr. Fox would be the appropriate vehicle at this time to serve shareholders’ best interests.”

•	“...we also recognize that [Mr. Asmundson’s] seasoned experience on this board could be a positive factor for shareholders.”

•	“...we maintain that shareholders should support the management nominees...”
Datascope also today sent the following letter to all shareholders from Robert E. Klatell, Chairman of the Company’s Nominations and Corporate Governance Committee.
The full text of Datascope’s letter follows:
     December 12, 2007
VOTE THE BLUE PROXY CARD TODAY —
YOUR VOTE IS EXTREMELY IMPORTANT

IMPORTANT NEWS:
Leading Independent Proxy Advisory Firm, Glass Lewis,
Recommends A Vote FOR The Company’s Nominees, James J.
Loughlin And William L. Asmundson.
     Dear Shareholder:
     With Datascope’s December 20th Annual Meeting of Shareholders rapidly approaching, your Board of Directors unanimously recommends that shareholders re-elect Datascope’s directors, James J. Loughlin and William L. Asmundson, by voting “FOR” on the enclosed BLUE proxy card today.
     For your convenience, telephone and Internet voting is available. Simply follow the instructions on the enclosed proxy card. Alternatively, you can vote by mail by signing, dating and returning the BLUE proxy card in the enclosed pre-addressed, stamped envelope.
VOTE THE BLUE PROXY TO RE-ELECT DATASCOPE’S TWO NOMINEES
     Your Board strongly urges all shareholders to re-elect James Loughlin and William Asmundson — and here’s why:
•	William Asmundson is a successful investment manager. In his career, he has served as CEO and Chief Investment Officer of Rockefeller & Co. and related investment companies during a 17-year tenure. Bill is currently a General Partner of a global investment fund. Bill brings exceptional experience and the perspective of institutional investors to the Board. Bill serves as the lead outside director of Datascope’s Board and presides over executive sessions and meetings of the outside directors, coordinates the activities of the outside directors and acts as an intermediary between the Board and management.

•	James Loughlin brings exceptional experience to Datascope through his more than 40 years of accomplishments at KPMG, one of the world’s major accounting firms. Jim chaired KPMG’s Life Science and Pharmaceuticals practices and, for seven years, led its representation of the world’s largest pharmaceutical company. Jim is a financial expert under SEC rules, serves as Chairman of the Audit Committee and as a member of the Compensation Committee. Jim first joined Datascope’s Board in 2004.
     Datascope has recruited and continues to recruit directors with a blend of business talents, skill sets and experience to further strengthen the Board and add fresh perspectives. Over the past four years, the Board has recruited Rob Klatell, Jim Loughlin and William Wyman. Bill Wyman has extensive experience in the medical industry from his role as a trustee of the Mary Hitchcock Memorial Hospital, a 400-bed primary trauma center, for 12 years; a trustee of The Dartmouth Clinic, a 650 doctor entity, for six years; and a trustee of the Dartmouth Hitchcock Medical Center (the largest academic medical center in northern New England), which oversees and coordinates the operations of the Mary Hitchcock Memorial Hospital, The Dartmouth Clinic, the Dartmouth Medical School and a local VA hospital, for four years.
DISREGARD RAMIUS’ WHITE PROXY CARD —
THEY OFFER SHAREHOLDERS NOTHING
     As you consider your vote for the upcoming Annual Meeting, keep in mind the following four things about Ramius and its candidates:
•	Ramius is a short-sighted hedge fund that did not own a single share in Datascope until three months ago.

•	Ramius and its nominees have NO PLAN for Datascope or its shareholders.

•	Ramius’ nominees, if elected, would serve NO BUSINESS PURPOSE on your Board other than to advance Ramius’ short-term, opportunistic interests.

•	Ramius’ nominees, if elected, could jeopardize Datascope’s strategic direction and negatively affect the value of your investment.
     The Ramius nominees are not qualified to be elected to your Board. They have neither the skill set, the experience nor the independence to add anything constructive to your Board. Ramius seeks your support, but offers you nothing in return.
DATASCOPE’S BOARD IS FOCUSED ON GROWTH AND SHAREHOLDER VALUE
     Your Board stands firmly behind Datascope’s management team and strategy. We are extremely excited about our new products, R&D pipeline, and the operating changes being implemented by our senior management team. At the same time, your Board remains committed to returning excess capital to shareholders. Your Board recommends that all shareholders support this team by voting FOR James Loughlin and William Asmundson on the BLUE proxy card today.

     Datascope is moving forward vigorously with its plans to increase shareholder value and drive sustainable and profitable growth. Key elements of Datascope’s strategic plan include:
•	Strengthening our senior management team. In October 2007, Datascope promoted Dr. Antonino Laudani to the newly-established role of Chief Operating Officer.

•	Continued expansion of our innovative product portfolio. In early October 2007, Datascope launched NetGuard™, our revolutionary new Clinical Alert System. Datascope conservatively estimates the market potential for NetGuard to be in excess of $1 billion in annual sales in the U.S. alone.

In addition to introducing nine new patient monitoring products in 2007, our new Sensation™ 7 Fr. fiber-optic balloon catheter and the CS300 intra aortic balloon pump (IABP) underscore Datascope’s leadership position in the Cardiac Assist market.

•	Continued investment in Research & Development. Investment in R&D is critical to Datascope’s continued growth and success. We are committed to continuing to invest in R&D and have a number of exciting new products in the pipeline.

•	Focusing on growing our core businesses. In October 2006, after thorough analysis, your Board and senior management determined to exit the interventional products market. We also established Datascope Japan K.K. as a wholly-owned subsidiary to manage our IABP business in Japan, the world’s second largest market for medical devices.

•	Making strategic acquisitions and other investments. In June 2007, Datascope acquired Artema Medical AB, its most recent acquisition, continuing our expansion of product offerings in the anesthesia monitoring market.
RE-ELECT DATASCOPE’S TWO HIGHLY QUALIFIED DIRECTORS
VOTE THE BLUE PROXY CARD TODAY
     Your vote is important, no matter how many shares you own. Please vote by Internet or phone by following the simple instructions on your BLUE proxy card or vote by mail by signing, dating and returning the BLUE proxy card in the enclosed pre-addressed, stamped envelope.
     Do NOT vote the Ramius WHITE card. Please simply ignore or throw away any of the Ramius cards you may receive. To be sure we have your proxy in time to be counted, please take a minute NOW to vote your shares.
     We thank you for your continued support. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885 or dscpproxy@mackenziepartners.com.

     Sincerely,
On behalf of The Board of Directors of Datascope,
/s/ Robert E. Klatell
Robert E. Klatell
Chairman of Datascope’s Nominations and Corporate Governance Committee
The Company urges all its stockholders to re-elect its directors at the upcoming Annual Meeting of Shareholders currently scheduled for Thursday, December 20, 2007 by voting promptly on the BLUE proxy by telephone, Internet or mail. If shareholders have any questions or need assistance in voting they should contact MacKenzie Partners, Inc. at 800-322-2885 or by email at dscpproxy@mackenziepartners.com.
* Permission to use quotations was neither sought nor obtained.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future, including statements about Datascope’s strategy for growth, product development, market and growth opportunities, and future performance are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are disclosed in our filings with the United States Securities and Exchange Commission (“SEC”). These factors include, but are not limited to, the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that Datascope is not the first company to address this market, that NetGuard and other new products offered or anticipated to be offered by Datascope will not be a significant opportunity for new growth or may not be accepted in the marketplace, and that market conditions may change, particularly as the result of competitive activity in the markets served by Datascope. Datascope’s filings with the SEC can be obtained at no charge at www.sec.gov, as well as through our website at www.datascope.com.
This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at

http://www.sec.gov and has been distributed to shareholders on or about November 5, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.
# # #
Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500